EXHIBIT 99.1

Rush Enterprises, Inc. Reports First Quarter Results

 * Company remains profitable despite historically tough market conditions
 * SG&A expenses down 8.6% from first quarter 2008
 * First quarter absorption rate of 97.2%

SAN ANTONIO, April 22, 2009 (GLOBE NEWSWIRE) -- Rush Enterprises, Inc. (Nasdaq:RUSHA) (Nasdaq:RUSHB), which operates the largest network of commercial vehicle dealerships in North America and two John Deere construction equipment dealerships in Southeast Texas, today announced results for the first quarter ended March 31, 2009.

In the first quarter, the Company's gross revenues totaled $329.1 million, an 18.5% decrease from gross revenues of $403.9 million reported for the first quarter ended March 31, 2008. Net income for the quarter was $2.9 million, or $0.08 per diluted share, compared with net income of $9.7 million, or $0.25 per diluted share, in the quarter ended March 31, 2008.

The Company's truck segment recorded revenues of $313.0 million in the first quarter of 2009, compared to $376.7 million in the first quarter of 2008. The Company delivered 1,032 new heavy-duty trucks, 754 new medium-duty trucks and 577 used trucks during the first quarter of 2009, compared to 1,266 new heavy-duty trucks, 972 new medium-duty trucks and 900 used trucks in the first quarter of 2008. Parts, service and body shop sales revenue was $101.8 million in the first quarter of 2009 compared to $109.4 million in the first quarter of 2008.

The Company's construction equipment segment recorded revenues of $11.6 million in the first quarter of 2009, compared to $22.4 million in the first quarter of 2008. New and used construction equipment sales revenue decreased 58.6% to $7.0 million in the first quarter of 2009 from $16.9 million in the first quarter of 2008. Construction equipment parts, service and body shop sales decreased 13.5% to $4.5 million in the first quarter of 2009 from $5.2 million in the first quarter of 2008.

"Despite some of the toughest market conditions I have seen in more than 40 years in the business, Rush Enterprises remained profitable in the first quarter of 2009. We were able to remain profitable because we have actively monitored and reduced expenses throughout this downturn. Our employees deserve credit for remaining focused on serving our customers and continuing to demonstrate that they have the discipline to operate productively in a tightly expense-controlled environment for an extended period of time," said W. Marvin Rush, Chairman of Rush Enterprises, Inc.

"The ongoing recession more adversely impacted our aftermarket operations during the first quarter of 2009 than in any quarter that I can remember. Rush Truck Center aftermarket parts, service and body shop revenues decreased 6.4% and gross profit decreased 12.8%. This sharp decline in aftermarket gross profit caused our absorption rate to decrease to 97.2% from 104.9% in the first quarter of last year," added W.M. "Rusty" Rush, President and Chief Executive Officer of Rush Enterprises, Inc.

"Depressed consumer spending has hurt over-the-road freight tonnage, the freight-intensive automotive and construction industries remain depressed, and most recently the oil and gas industry has dramatically reduced expenditures due to the decrease in oil and gas prices. While our network of dealerships has been built to provide geographic and customer diversity, we do not see any strong pockets of activity right now. Decreased freight tonnage and overall weakness in almost every vocational market we serve creates excess capacity for our customers, which is allowing them to delay maintenance on the trucks they already own and purchases of new trucks," Rusty Rush explained.

"Currently, industry analysts forecast 2009 U.S. retail sales of Class 8 trucks to be 114,600 units, down 18% over 2008. However, we expect that 2009 sales of Class 8 units to be in the range of 100,000 to 110,000 units. We also believe U.S. retail sales of medium-duty trucks could be off as much as 20% compared to 2008. As expected, the first quarter of 2009 was one of the weakest quarters for U.S. Class 8 truck sales since 1991, and we anticipate truck sales to continue at a slow pace throughout the second quarter. Continued weak truck and aftermarket sales will likely cause the second quarter to be the most challenging operating period since this downturn began in 2007," Rusty Rush continued.

"However, we do believe demand for new Class 8 trucks will begin to increase during the second half of the year because of the current average age of trucks in operation, which is at a level last seen in the early 1990's, and due to the impending 2010 diesel emissions regulations, which may add as much as $10,000 to the cost of Class 8 trucks with engines manufactured after January 1, 2010. While depressed used truck values and tight credit continue to impede truck sales efforts, we are seeing increasing interest and requests for quotes from some of our customers. Unfortunately, economic uncertainty remains high and we are not in a position to predict when the economy will improve or when lenders will begin to ease credit requirements. We are hopeful that the increased interest we currently see will translate into improved truck sales in the second half of 2009," said Rusty Rush.

"We remain confident in our strategy and our employees' ability to execute going forward. We are hopeful that we will begin to see more definitive signs of an economic recovery, and we are well positioned for growth when this period of economic uncertainty ends," Rusty Rush concluded.

Conference Call Information

Rush Enterprises will host its quarterly conference call to discuss earnings for the first quarter on Thursday, April 23, 2009 at 11 a.m. Eastern/10 a.m. Central. The call can be heard live by dialing 877-723-9518 (U.S.) or 719-325-4841 (International) or via the Internet at http://investor.rushenterprises.com/events.cfm.

For those who cannot listen to the live broadcast, the webcast will be available on our website at the above link until July 15, 2009. Listen to the audio replay until April 30, 2009 by dialing 888-203-1112 (U.S.) or 719-457-0820 (International) and entering the replay pass code 1870145.

About Rush Enterprises, Inc.

Rush Enterprises, Inc. owns and operates the largest network of commercial vehicle dealerships in the United States, representing truck and bus manufacturers including Peterbilt, GMC, Hino, International, Isuzu, Ford, UD, Blue Bird, Diamond and Elkhart and two construction equipment dealerships in Texas representing John Deere construction equipment. The Company's vehicle and equipment centers are strategically located in high traffic areas on or near major highways in eleven states throughout the southern United States. These one-stop centers offer an integrated approach to meeting customer needs -- from sales of new and used vehicles and equipment to aftermarket parts, service and body shop operations plus a wide array of financial services, including financing, insurance, leasing and rental. Rush Enterprises' operations also provide vehicle up-fitting, chrome accessories and tires. For more information, please visit www.rushenterprises.com.

The Rush Enterprises, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3352

Certain statements contained herein, including those concerning current and projected truck industry and market conditions, sales and delivery forecasts, the Company's prospects, the availability of credit, cash flow expectations, anticipated results for 2009, the impact of diesel emissions regulations, and the impact of general economic conditions, are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, competitive factors, general U.S. economic conditions, economic conditions in the new and used truck and construction equipment markets, customer relations, relationships with vendors, the interest rate environment, governmental regulation and supervision, product introductions and acceptance, changes in industry practices, onetime events and other factors described herein and in filings made by the Company with the Securities and Exchange Commission.

                 RUSH ENTERPRISES, INC. AND SUBSIDIARIES
                 ---------------------------------------
                      CONSOLIDATED BALANCE SHEETS
                      ---------------------------
           (In Thousands, Except Shares and Per Share Amounts)

                                           March 31,      December 31,
                                             2009            2008
                                         -------------   -------------
                                          (Unaudited)
 Assets
 ------
 Current assets:
  Cash and cash equivalents               $   131,614     $   146,411
  Investments                                   7,575           7,575
  Accounts receivable, net                     52,557          55,274
  Inventories, net                            325,985         362,234
   Prepaid expenses and other                   2,460           3,369
  Deferred income taxes, net                    7,271           6,730
                                         -------------   -------------
     Total current assets                     527,462         581,593

 Property and equipment, net                  333,907         332,147

 Goodwill, net                                141,910         141,904

 Other assets, net                              1,122           1,146
                                         -------------   -------------

 Total assets                             $ 1,004,401     $ 1,056,790
                                         =============   =============

 Liabilities and shareholders' equity
 ------------------------------------
 Current liabilities:
  Floor plan notes payable                $   245,938     $   282,702
  Current maturities of long-term debt         43,754          37,665
  Current maturities of capital lease
   obligations                                  4,046           3,454
  Trade accounts payable                       24,902          31,530
  Accrued expenses                             40,536          49,125
                                         -------------   -------------
    Total current liabilities                 359,176         404,476

 Long-term debt, net of current
  maturities                                  157,834         172,011
    Capital lease obligations, net of
     current maturities                        14,277          11,366
 Deferred income taxes, net                    52,550          52,896

 Shareholders' equity:
  Preferred stock, par value $.01 per
   share; 1,000,000 shares authorized;
   0 shares outstanding in 2009 and 2008           --              --
  Common stock, par value $.01 per
   share; 60,000,000 class A shares and
   20,000,000 class B shares authorized;
   26,482,069 class A shares and
   12,325,737 class B shares issued and
   26,330,443 class A shares and
   10,685,894 class B shares outstanding
   in 2009; 26,327,734 class A shares
   and 12,324,987 class B shares issued
   and 26,255,974 class A shares and
   10,685,144 class B shares
   outstanding in 2008                            386             386
  Additional paid-in capital                  185,478         183,818
  Treasury stock, at cost: 1,639,843
   shares                                     (17,948)        (17,948)
  Retained earnings                           252,648         249,785
                                         -------------   -------------

    Total shareholders' equity                420,564         416,041
                                         -------------   -------------

    Total liabilities and shareholders'
     equity                               $ 1,004,401     $ 1,056,790
                                         =============   =============

                 RUSH ENTERPRISES, INC. AND SUBSIDIARIES
                 ---------------------------------------
                  CONSOLIDATED STATEMENTS OF OPERATIONS
                  -------------------------------------
                 (In Thousands, Except Per Share Amounts)
                              (Unaudited)

                                                Three Months Ended
                                                     March 31,
                                            --------------------------
                                                2009           2008
                                            -----------    -----------

 Revenues:
    New and used truck sales                 $ 195,988      $ 251,426
    Parts and service                          109,218        117,580
    Construction equipment sales                 7,003         16,939
    Lease and rental                            13,476         13,024
    Finance and insurance                        1,715          3,604
    Other                                        1,686          1,285
                                            -----------    -----------

      Total revenue                            329,086        403,858

 Cost of products sold:
    New and used truck sales                   182,827        231,037
    Parts and service                           66,449         68,640
     Construction equipment sales                6,182         15,180
    Lease and rental                            11,928         10,822
                                            -----------    -----------

      Total cost of products sold              267,386        325,679
                                            -----------    -----------

 Gross profit                                   61,700         78,179

 Selling, general and administrative            52,051         56,945

 Depreciation and amortization                   3,978          3,875
                                            -----------    -----------

 Operating income                                5,671         17,359

 Interest expense, net                           1,624          1,927

 Gain on sale of assets                             55             49
                                            -----------    -----------

 Income before taxes                             4,102         15,481

 Provision for income taxes                      1,239          5,806
                                            -----------    -----------

 Net income                                  $   2,863      $   9,675
                                            ===========    ===========

 Earnings per share:
    Earnings per common share - Basic        $     .08      $     .25
                                            ===========    ===========
    Earnings per common share - Diluted      $     .08      $     .25
                                            ===========    ===========

 Weighted average shares outstanding:
    Basic                                       36,991         38,373
                                            ===========    ===========
    Diluted                                     37,274         38,989
                                            ===========    ===========

CONTACT:  Rush Enterprises, Inc., San Antonio
          Steven L. Keller
          830-626-5226